Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports Second Quarter Results

•	Delivered second quarter EPS of $0.18

•	Continuing to execute on strategic priorities and cost reduction initiatives

•	Announces Mary van Praag appointed as new Soma President

Fort Myers, FL - August 30, 2017 - Chico’s FAS, Inc. (NYSE: CHS) (the "Company") today announced its financial results for the fiscal 2017 second quarter ended July 29, 2017.
For the thirteen weeks ended July 29, 2017 (the "second quarter"), the Company reported net income of $22.7 million, or $0.18 per diluted share, compared to net income of $23.0 million, or $0.17 per diluted share, for the thirteen weeks ended July 30, 2016. Results for the second quarter of 2016 include the impact of restructuring and strategic charges of $10.3 million after-tax, or $0.08 per diluted share.
For the twenty-six weeks ended July 29, 2017, the Company reported net income of $56.3 million, or $0.44 per diluted share, compared to net income of $54.1 million, or $0.41 per diluted share, for the twenty-six weeks ended July 30, 2016. Results for the twenty-six weeks ended July 30, 2016 include the impact of restructuring and strategic charges of $12.5 million after-tax, or $0.09 per diluted share.
Shelley Broader, CEO and President, said, "Second quarter sales were disappointing, and we are taking decisive actions to adjust our assortments and enhance omni-channel capabilities in bellwether categories such as Jackets at Chico's and Dresses at White House Black Market. While it is early in the third quarter, these key categories are showing encouraging progress." She continued, "Our leadership team also continues to be keenly focused on driving our strategic priorities to transform Chico’s FAS, Inc. into a more nimble, efficient and innovative retailer that continues to drive strong free cash flow in the long term."

The Company also announced that Mary van Praag will be starting on September 5, 2017 as the new Soma President. Ms. van Praag most recently served as CEO of Perricone MD. Prior to that, she held senior executive roles at Coty, Inc. and Johnson & Johnson’s beauty division.

Ms. Broader said, "We look forward to leveraging Mary's global, multi-channel and brand-building expertise, along with her deep understanding of our target customer, to capitalize on Soma’s growth potential.”

Net Sales

For the second quarter, net sales were $578.6 million compared to $635.7 million in last year’s second quarter. This decrease of 9.0% primarily reflects a comparable sales decline of 8.4%, driven by lower average dollar sale and a decline in transaction count.

Comparable Sales

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Chico's	(9.0)%	(5.1)%	(9.4)%	(5.3)%
White House Black Market	(10.6)%	(1.3)%	(10.1)%	(2.7)%
Soma	(1.8)%	0.7%	(0.8)%	0.6%
Total Company	(8.4)%	(3.1)%	(8.4)%	(3.7)%

Gross Margin

For the second quarter, gross margin was $209.1 million, or 36.1% of net sales, compared to $240.8 million, or 37.9% of net sales, in last year’s second quarter. This 180 basis point decrease primarily reflects sales deleverage of store occupancy expenses and increased promotional activity to reduce inventory levels.

Selling, General and Administrative Expenses

For the second quarter, selling, general and administrative expenses (“SG&A”) were $173.6 million, or 30.0% of net sales, compared to $186.6 million, or 29.4% of net sales, for last year's second quarter. This decrease of $13.0 million primarily reflects a reduction in store operating expenses to align with sales as well as a decrease in unproductive marketing spend.

Income Tax Expense

For the second quarter, the effective tax rate was 35.1% compared to 38.0% for last year's second quarter. The reduction in effective tax rate of 290 basis points primarily related to favorable federal and state settlements.

Inventories

At the end of the second quarter of 2017, inventories totaled $235.2 million compared to $235.6 million in the same period last year. Inventories for the second quarter included a $16.9 million increase compared to the prior year due to a change in shipping terms with a supplier. Excluding the impact of the change in shipping terms, inventory decreased 7.4%.

Share Repurchase Program

During the second quarter of fiscal 2017, under its $300.0 million share repurchase program announced in November 2015, the Company repurchased 1.2 million shares for $11.2 million, at a weighted average of $9.39 per share. There is $142.9 million remaining for future share repurchases under the program.

Fiscal 2017 Outlook

For fiscal 2017, the Company anticipates comparable sales to be down high single-digits with gross margin rate decreasing by approximately 75 to 100 basis points. The fiscal 2017 53rd week is not included in the comparable sales calculation. Net sales for the 53rd week are expected to approximate $30 million. The Company anticipates SG&A expense will be down approximately $50 to $60 million compared to last year.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of July 29, 2017, the Company operated 1,482 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader's quotations and in the section entitled "Fiscal 2017 Outlook," relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies, particular strategic initiatives, and organizational redesign; the integration of our new management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the impact associated with our shift to a predominantly FOB shipping structure); new or increased taxes or tariffs; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, including management’s discussion and analysis therein, its filings on Form 10-Q, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Jennifer Powers
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 29, 2017		July 30, 2016		July 29, 2017		July 30, 2016
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$302,217	52.2	$334,160	52.6	$612,344	52.7	$682,864	53.4
White House Black Market	184,396	31.9	208,038	32.7	377,728	32.5	423,031	33.1
Soma	91,968	15.9	93,534	14.7	172,237	14.8	172,814	13.5
Total net sales	578,581	100.0	635,732	100.0	1,162,309	100.0	1,278,709	100.0
Cost of goods sold	369,480	63.9	394,922	62.1	715,795	61.6	775,564	60.7
Gross margin	209,101	36.1	240,810	37.9	446,514	38.4	503,145	39.3
Selling, general and administrative expenses	173,642	30.0	186,626	29.4	356,181	30.6	394,767	30.9
Restructuring and strategic charges	—	0.0	16,556	2.6	—	0.0	20,207	1.5
Income from operations	35,459	6.1	37,628	5.9	90,333	7.8	88,171	6.9
Interest expense, net	(443)	0.0	(489)	(0.1)	(898)	(0.1)	(948)	(0.1)
Income before income taxes	35,016	6.1	37,139	5.8	89,435	7.7	87,223	6.8
Income tax provision	12,300	2.2	14,100	2.2	33,100	2.9	33,100	2.6
Net income	$22,716	3.9	$23,039	3.6	$56,335	4.8	$54,123	4.2
Per share data:
Net income per common share-basic	$0.18		$0.17		$0.44		$0.41
Net income per common and common equivalent share–diluted	$0.18		$0.17		$0.44		$0.41
Weighted average common shares outstanding–basic	125,643		129,215		125,847		130,406
Weighted average common and common equivalent shares outstanding–diluted	125,677		129,362		125,890		130,516
Dividends declared per share	$0.0825		$0.0800		$0.2475		$0.2400

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 29, 2017	January 28, 2017	July 30, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$135,324	$142,135	$100,532
Marketable securities, at fair value	50,878	50,370	50,612
Inventories	235,167	232,363	235,636
Prepaid expenses and other current assets	49,381	52,758	64,872
Total Current Assets	470,750	477,626	451,652
Property and Equipment, net	443,833	477,185	515,088
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	16,745	18,479	18,989
Total Other Assets	152,449	154,183	154,693
	$1,067,032	$1,108,994	$1,121,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$125,945	$116,378	$136,761
Current debt	15,000	16,250	10,000
Other current and deferred liabilities	123,137	170,232	151,823
Total Current Liabilities	264,082	302,860	298,584
Noncurrent Liabilities:
Long-term debt	61,068	68,535	77,252
Deferred liabilities	112,218	118,543	126,377
Deferred taxes	11,222	9,883	9,377
Total Noncurrent Liabilities	184,508	196,961	213,006
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,283	1,288	1,320
Additional paid-in capital	458,172	452,756	440,038
Treasury stock, at cost	(406,776)	(386,094)	(346,062)
Retained earnings	565,650	541,251	514,495
Accumulated other comprehensive income (loss)	113	(28)	52
Total Shareholders’ Equity	618,442	609,173	609,843
	$1,067,032	$1,108,994	$1,121,433

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
Cash Flows From Operating Activities:
Net income	$56,335	$54,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,012	55,445
Loss on disposal and impairment of property and equipment	1,183	3,542
Deferred income taxes	1,653	(7,492)
Stock-based compensation expense	10,232	9,623
Deferred rent and lease credits	(9,345)	(9,523)
Changes in assets and liabilities:
Inventories	(2,804)	(1,802)
Prepaid expenses and other current assets	4,690	(3,379)
Income tax receivable	332	26,087
Accounts payable	(903)	(3,130)
Accrued and other liabilities	(44,076)	(1,588)
Net cash provided by operating activities	67,309	121,906
Cash Flows From Investing Activities:
Purchases of marketable securities	(14,264)	(28,708)
Proceeds from sale of marketable securities	13,794	28,334
Purchases of property and equipment, net	(18,040)	(25,231)
Net cash used in investing activities	(18,510)	(25,605)
Cash Flows From Financing Activities:
Payments on borrowings	(8,750)	(5,000)
Proceeds from issuance of common stock	1,095	1,272
Dividends paid	(21,467)	(21,405)
Repurchase of common stock	(20,700)	(56,298)
Payments of tax withholdings related to stock-based awards	(5,897)	(4,262)
Net cash used in financing activities	(55,719)	(85,693)
Effects of exchange rate changes on cash and cash equivalents	109	(27)
Net (decrease) increase in cash and cash equivalents	(6,811)	10,581
Cash and Cash Equivalents, Beginning of period	142,135	89,951
Cash and Cash Equivalents, End of period	$135,324	$100,532

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen weeks and twenty-six weeks ended July 29, 2017 and July 30, 2016, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of operations (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Numerator
Net income	$22,716	$23,039	$56,335	$54,123
Net income and dividends declared allocated to participating securities	(537)	(506)	(1,286)	(1,155)
Net income available to common shareholders	$22,179	$22,533	$55,049	$52,968

Denominator
Weighted average common shares outstanding – basic	125,643	129,215	125,847	130,406
Dilutive effect of non-participating securities	34	147	43	110
Weighted average common and common equivalent shares outstanding – diluted	125,677	129,362	125,890	130,516

Net income per share:
Basic	$0.18	$0.17	$0.44	$0.41
Diluted	$0.18	$0.17	$0.44	$0.41

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended July 29, 2017
(Unaudited)

	April 29, 2017	New Stores	Closures	July 29, 2017
Store count:
Chico’s frontline boutiques	582	—	(4)	578
Chico’s outlets	117	—	—	117
Chico's Canada	4	—	—	4
WHBM frontline boutiques	419	—	(4)	415
WHBM outlets	71	—	(1)	70
WHBM Canada	6	—	—	6
Soma frontline boutiques	274	—	(1)	273
Soma outlets	19	—	—	19
Total Chico's FAS, Inc.	1,492	—	(10)	1,482

	April 29, 2017	New Stores	Closures	Other changes in SSF	July 29, 2017
Net selling square footage (SSF):
Chico’s frontline boutiques	1,594,094	—	(10,026)	(2,440)	1,581,628
Chico’s outlets	294,017	—	—	—	294,017
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	976,136	—	(9,916)	539	966,759
WHBM outlets	148,515	—	(2,366)	—	146,149
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	519,178	—	(1,972)	48	517,254
Soma outlets	35,637	—	—	—	35,637
Total Chico's FAS, Inc.	3,592,163	—	(24,280)	(1,853)	3,566,030

As of July 29, 2017, the Company also sold merchandise through 93 international franchise locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended July 29, 2017
(Unaudited)

	January 28, 2017	New Stores	Closures	July 29, 2017
Store count:
Chico’s frontline boutiques	587	—	(9)	578
Chico’s outlets	116	1	—	117
Chico's Canada	4	—	—	4
WHBM frontline boutiques	423	—	(8)	415
WHBM outlets	71	—	(1)	70
WHBM Canada	6	—	—	6
Soma frontline boutiques	275	1	(3)	273
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,501	2	(21)	1,482

	January 28, 2017	New Stores	Closures	Other changes in SSF	July 29, 2017
Net selling square footage (SSF):
Chico’s frontline boutiques	1,606,730	—	(20,599)	(4,503)	1,581,628
Chico’s outlets	291,455	2,337	—	225	294,017
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	984,754	—	(19,209)	1,214	966,759
WHBM outlets	148,457	—	(2,366)	58	146,149
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	519,945	2,189	(5,753)	873	517,254
Soma outlets	35,637	—	—	—	35,637
Total Chico’s FAS, Inc.	3,611,564	4,526	(47,927)	(2,133)	3,566,030

As of July 29, 2017, the Company also sold merchandise through 93 international franchise locations.